FORM 4

 (   )  Check box if no longer subject to
        Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION        _____________________
            WASHINGTON, D.C. 20549                  |    OMB APPROVAL     |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2005 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940
___________________________________________________________________________
1.    Name and Address of Reporting Person

        Obstler                     David
    _______________________________________________________________________
       (Last)                      (First)                    (Middle)

      c/o Pinnacor, 601 W. 26th St., 13th Fl.
    _______________________________________________________________________
                                   (Street)

      New York                        NY                        10001
    _______________________________________________________________________
       (City)                      (State)                      (Zip)

___________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol
      Pinnacor Inc. (formerly ScreamingMedia Inc.); PCOR (formerly 'SCRM')
___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
___________________________________________________________________________
4.  Statement for Month/Day/Year
      January 3, 2003
___________________________________________________________________________
5.  If Amendment, Date of Original (Month/Day/Year)
___________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( )  Director
    ( )  10% Owner
    (X)  Officer (give title below)
    ( )  Other (specify title below)
           Chief Financial Officer, Executive Vice President & Treasurer
___________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person
___________________________________________________________________________

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
___________________________________________________________________________
1.       Title of Security (Instr. 3)
           common stock
___________________________________________________________________________
2.       Transaction Date (m/d/yr); 2A. Deemed Execution Date, if any (m/d/yr)
           1/1/03
___________________________________________________________________________
3.       Transaction Code (Instr. 8) A
___________________________________________________________________________
4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5),
           Price A - 50,000; footnote (1)
___________________________________________________________________________
5. Amount of Securities Beneficially Owned Following Reported Transaction (Instr. 3 and 4)
           57,509
___________________________________________________________________________
6.       Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
          Direct
___________________________________________________________________________
7.       Nature of Indirect Beneficial Ownership (Instr. 4)
___________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1.       Title of Derivative Security (Instr. 3)
            employee stock option (right to buy)
___________________________________________________________________________
2.       Conversion or Exercise Price of Derivative Security
            $1.22
___________________________________________________________________________
3.       Transaction Date (m/d/yr); 3A. Deemed Execution Date, if any (m/d/yr)
            1/1/03
___________________________________________________________________________
4.       Transaction Code (Instr. 8)
            A
___________________________________________________________________________
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
            A - 100,000
___________________________________________________________________________
6. Date Exercisable and Expiration Date (Month/Day/Year) date exercisable - footnote (2); expiration date - 1/1/08
___________________________________________________________________________
7.       Title and Amount of Underlying Securities (Instr. 3 and 4)
           common stock - 100,000
___________________________________________________________________________
8.       Price of Derivative Securities (Instr. 5)

___________________________________________________________________________
9. Number of Derivative Securities Beneficially Owned Following Reported Transactions (Instr. 4) 864,778
___________________________________________________________________________
10.      Ownership Form of Derivative Security: Direct(D) or Indirect(I)
         (Instr. 4)
           Direct
___________________________________________________________________________
11.      Nature of Indirect Beneficial Ownership (Instr. 4)

___________________________________________________________________________

EXPLANATION OF RESPONSES:(1)Registrant was granted restricted stock pursuant to the Company's Equity Incentive Plan and such shares vest 33% on 1/1/04 and thereafter in 8 equal, quarterly amounts; (2) 33% of such options vest on 1/1/04 and thereafter in 8 equal, quarterly amounts.

         /s/ David Obstler                                1/2/03
   _____________________________________           ________________
   **  SIGNATURE OF REPORTING PERSON                     DATE


_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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